EXHIBIT 3.08

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Puresafe Water Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.

The name of the corporation is Puresafe Water Systems, Inc.

2.

That a Certificate of Designation of Series A Preferred Stock (Title of Certificate Being Corrected) was filed by the Secretary of State of Delaware on February 1, 1994 and that said Certificate requires correction as permitted by Section I 03 of the General Corporation Law of the State of Delaware.

3.

The inaccuracy or defect of said Certificate is: (must be specific)

The number of shares of Series A Preferred Stock set forth in the Certificate is incorrect.

4.

Article 1 of Exhibit A of the Certificate is corrected to read as follows:

In the first sentence of Article 1 of Exhibit A to the Certificate, the number of shares of the Series A Preferred Stock is corrected to read as 52,500.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 21st day of May, A.D. 2014

By: /s/Stephen Hicks

Authorized Officer

Name: Stephen Hicks

Title: President